Exhibit 10.53

General Growth Properties, Inc.

Cash Value Added Incentive Compensation Plan

2009 and 2010 Subplan

Purpose:

The purpose of this Subplan is to continue to provide incentive compensation to Participants in order the ensure optimal employee performance and the achievement of certain goals deemed critical in maximizing the value of the Company and its assets.

Eligibility:

All full time employees of the Employer’s debtor entities, other than leasing representatives, will be eligible to participate. Adam Metz and Tom Nolan shall not participate during the 2009 Measurement Period (as defined below).

Measurement Periods:	The Measurement Periods are: (1) January 1, 2009—December 31, 2009, and (2) January 1, 2010—December 31, 2010 (each, a “Measurement Period”).

Performance Objectives:

The performance objectives are (1) EBITDA for all employees participating in the Key Employee Incentive Plan (“KEIP”), (2) Net Operating Income for all employees not participating in the KEIP (each, a “Performance Objective”) and, (3) if applicable, individual performance.

Net Operating Income:

“Net Operating Income” means the aggregate operating revenues of the Company’s real estate properties and master planned communities less the aggregate property and related expenses of such properties and communities (excluding interest, depreciation, amortization, reorganization and extraordinary expense and impairment charges). In the event of any corporate event or transaction (including, but not limited to, an acquisition, disposition, merger, consolidation, separation, split up, spin-off, or other like change in capital structure) involving the Company, a Subsidiary and/or an Affiliate, the Committee may, in its sole discretion, adjust the minimum, target, and maximum Net Operating Income Performance Objectives in a manner consistent with and reflective of such corporate event or transaction.

Target Net Operating Income:

Target Net Operating Income for the 2009 Measurement Period shall be $2.326 billion. Target Net Operating Income for the 2010 Measurement Period shall be set by the Committee in the ordinary course following consultation with management; provided, however, that, once the Committee has set a proposed target, the Company shall provide notice of the proposed target and all relevant supporting information to the statutory committee of unsecured creditors appointed by the United States Trustee in the Company’s jointly administered chapter 11 cases (the “Creditors’ Committee”).

If the Company and the Creditors’ Committee reach an agreement on the target within fifteen (15) business days after the date of notice, then such agreed target shall be adopted as the target Net Operating Income for 2010 without the necessity of further order of the United States Bankruptcy Court for the Southern District of New York, the honorable Allan L. Gropper presiding (the “Bankruptcy Court”). If, however, the Company and the Creditors’ Committee are unable to reach an agreement on the proposed target within such fifteen (15) day period, then the Company shall seek Bankruptcy Court approval of the proposed target.

EBITDA:	“EBITDA” means Net Operating Income plus property management revenue less corporate overhead (excluding restructuring costs) and capitalized costs.

Target EBITDA:

Target EBITDA for the 2009 Measurement Period shall be $2.116 billion. Target EBITDA for the 2010 Measurement Period shall be set by the Committee in the ordinary course following consultation with management; provided, however, that, once the Committee has set a proposed target, the Company shall provide notice of the proposed target and all relevant supporting information to the Creditors’ Committee. If the Company and the Creditors’ Committee reach an agreement on the target within fifteen (15) business days following the date of notice, then such agreed target will be adopted as the target EBITDA for 2010 without the necessity of further order of the Bankruptcy Court. If, however, the Company and the Creditors’ Committee are unable to reach an agreement on the proposed target within such fifteen (15) day period, then the Company shall seek Bankruptcy Court approval of the proposed target.

Performance Objective Payout Curve:
		Percentage of Performance Objective Achieved	Pool Amount
	Maximum	109%	200% of Target
	Target	100%	100% of Target
	Threshold	91%	0% of Target
	Below Threshold	Below 91%	0% of Target

Aggregate Pool:

With respect to each Measurement Period, the “Pool” shall be the aggregate amount of the Annual Awards distributable to all Participants based upon the achievement of the Performance Objectives, which shall be calculated independently and in accordance with the tables above. “Annual Award”, for any Participant, means the award opportunity established for that Participant pursuant to this Subplan. The aggregate amount of the

Pool for the applicable Measurement Period shall, if the Performance Objectives are achieved at the target, threshold or maximum levels, equal the sum of each Participant’s target, threshold or maximum Annual Award, as the case may be.

With respect to each Measurement Period, in the event the Performance Objectives are between the threshold and target levels, or between the target and maximum levels, the aggregate amount of the Pool shall be calculated on a straight line interpolation basis between the two applicable levels.

Annual Awards may be adjusted during a Measurement Period for changes in compensation in the ordinary course. The aggregate Pool amount shall (1) exclude Participants who terminate employment during the applicable Measurement Period and such Participants will not be eligible to receive an Annual Award payment, and (2) include any newly eligible Participants and such Participants shall be eligible to receive an Annual Award payment.

Allocation of Pool:

The distribution of the aggregate Pool will be as follows: (1) (a) those officers of the Company appointed to the Company’s executive committee from time to time (including the Chief Financial Officer), (the “Executive Officers”), and (b) those other managing employees designated by the Company’s Chief Executive Officer and Chief Operating Officer (with the Executive Officers, the “First Tier Employees”), are paid at the attained EBITDA Performance Objective level, unless adjusted by such Chief Executive Officer and/or Chief Operating Officer based on individual performance; and (2) all other Participants shall be paid their portion of the Pool based on their applicable Performance Objective pursuant to administrative procedures approved by the Company’s Chief Executive Officer, which may include adjustment of such amount based on the Participant’s individual performance.

The aggregate Annual Award payments with respect to each Measurement Period shall not exceed the amount of the Pool for such Measurement Period.

Annual Awards:

The Chief Executive Officer or such delegates as he designates in his sole discretion shall determine (1) the eligibility of each employee (other than First Tier Employees) to participate in the Plan, (2) the amount of the Annual Award for each Participant (other than First Tier Employees), (3) the individual performance objectives, if any, applicable to the Participants for purposes of determining their Annual Award payments, and (4) the adjustment in such Participants’ Annual Award payments based on their individual performance, in each case subject to the terms of the Plan and this Subplan.

Adjustment of Annual Award Payments:

A Participant’s Annual Award payment may not be increased nor decreased by more than 50% by reason of the Participant’s individual performance. Further, the Annual Award payment to a Participant with an individual performance objective shall not exceed in any case 200% of such Participant’s target Annual Award.

Timing of Payment:	Annual Award payments will be paid within three (3) business days after such amounts are determined.

Definitions:	All capitalized terms used herein shall have the same meaning ascribed to such term in the Plan.

Terms of the Plan:

The terms of the Plan, to the extent not inconsistent with this Subplan, shall govern the Annual Awards for 2009 and 2010, provided, however, that for purposes of this Subplan the term “Net Operating Income” shall be defined herein and not as defined in the Plan, and the Pool shall be determined based on Net Operating Income and EBITDA and not on Cash Value Added. The terms of the Subplan, to the extent they are inconsistent with the terms of the Plan, shall supersede the Plan.